EXHIBIT 10.4

Mutual Separation Agreement and General Release
Dated as of March 6, 2017

Matthew Jagoda
[***********]
[***********]

Dear Mr. Jagoda,

When signed below in the places indicated, the following shall constitute an agreement (the “Agreement”) between you (“you” or “Employee”) and Shutterstock, Inc. (“Shutterstock” or “Company”).

1.	Your employment as an “at-will employee” of Shutterstock will terminate at the close of business on March 6, 2017 (the “Effective Termination Date”).

a.	You will be paid your current salary through the close of business on the Effective Termination Date;

b.
You will be paid for nine (9) unused paid time off days accrued through the Effective Termination Date in accordance with your Employment Agreement, dated April 26, 2016 (the “Employment Agreement”). The payment shall be made in the next available payroll period following the Effective Date of this Agreement (as defined in Section 4.b);

c.
Upon termination, your rights in respect of any stock options and restricted stock units (“RSUs”) granted to you shall be controlled by the Restricted Stock Unit Award Agreement and Shutterstock’s 2012 Omnibus Equity Incentive Plan unless otherwise specified below.

1.
The Company wishes to settle any claims that you may or could assert in connection with your employment with, or termination from Shutterstock. Accordingly, notwithstanding the termination of your employment with Shutterstock, subject to the timely execution and delivery (and not revoking) hereof and in consideration of the agreements contained herein:

a.
You will be entitled to continued payments of your existing base salary as of the Effective Termination Date for a period of six months, for a total of $212,500 less all applicable taxes and withholdings. The payments shall begin in the next available payroll period following the “Effective Date” of this Agreement (as defined in Section 4.b) provided that (i) Company receives this Agreement executed by you in a timely fashion and (ii) the first severance payment due under this agreement shall not be made until at least thirty (30) days after the Effective Termination Date.

b.
You will be entitled to a lump sum cash payment of your 2016 bonus in the amount of $120,000 less all applicable taxes and withholdings. The payment shall be made in the next available payroll period following the 30th day after the “Effective Date” of this Agreement (as defined in Section 4.b) provided that Company receives this Agreement executed by you in a timely fashion.

c.
Reimbursement for your Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) premium payments for continued group health coverage under the Company health plan through the earlier of (a) September 30, 2017, or (b) the date upon which you and/or your eligible dependents become covered under similar plans,

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provided that you timely elect such coverage and remain eligible for such coverage. COBRA reimbursements will be made by the Company through the Company's normal expense reimbursement policy, will be subject to the terms of your Employment Agreement, and will be taxable to the extent required. Notwithstanding the foregoing, in the event a COBRA premium benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the “Affordable Care Act”), Shutterstock will use its reasonable efforts to provide additional severance benefits equivalent to the payments forfeited if and to the extent permitted under the Affordable Care Act.

2.
If this Agreement does not become effective and irrevocable no later than sixty (60) days of the Effective Termination Date, you will not be entitled to any of the severance benefits set forth under Section 2.

3.	This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act (the “OWBPA”), 29 U.S.C. sec. 626(f).

a.
You acknowledge and agree that (i) you have read and understand the terms of this Agreement; (ii) you are advised to consult with an attorney before executing this Agreement, and you have been represented by legal counsel in connection with the signing of this Agreement or you have waived your right to such representation; (iii) you understand that the Company hereby gives you a period of at least twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this review and consideration period as you wish prior to signing. However, if you fail to sign this Agreement within the timeframe indicated in Section 3 and at the very end of this Agreement, this Agreement will terminate automatically and you will have no rights hereunder. Changes to this Agreement, material or otherwise, will not extend the aforementioned review and consideration period. You also agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

b.
You may revoke this Agreement for a period of seven (7) days following the day you sign same (the “Revocation Period”). Any revocation must be submitted, in writing, to Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118, Attention: General Counsel, and must state, “I hereby revoke my acceptance of my Separation Agreement and General Release”. This Agreement shall not become effective or enforceable until the expiration of the Revocation Period (the “Effective Date”). If the last day of the Revocation Period is a Saturday, Sunday or such legal holiday recognized by the State of New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If you revoke this Agreement, it shall not be effective or enforceable, and you will receive no further benefits under this Agreement.

c.
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) that arise after your execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA or the OWBPA or commencing an action or proceeding to enforce this Agreement.

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4.
Except as expressly set forth in this Agreement, you shall not be entitled to any other compensation, including but not limited to salary, front pay, back pay, vacation pay, severance, commissions or bonuses from Releasees, as defined below, with respect to your employment with or termination from Shutterstock.

5.

a.
For and in consideration of the payments and benefits enumerated in Section 2, and for other valuable consideration to be provided to you pursuant to this Agreement, the receipt and sufficiency of which you hereby acknowledge, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as “Releasors”), hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or performance of services for Shutterstock or the termination of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law, the New York City Earned Sick Time Act; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment with Shutterstock against the Releasees up to and including the date of your execution of this Agreement arising out of your employment with the Company. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock’s obligations to you under or pursuant to (1) Section 1 and/or 2 of this Agreement or (2) any tax qualified pension plan of Shutterstock pertaining to vested and accrued benefits. Nothing in this Agreement is intended to affect your rights under COBRA, your rights to unemployment

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insurance benefits, or your right to enforce this Agreement. The Company agrees not to contest any claim you may make for unemployment insurance benefits.

b.
You understand and agree that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of your execution of this Agreement, including, without limitation, any claim arising out of or related, directly or indirectly, to your employment, compensation or termination of employment, as well as those losses, wrongs, injuries, debts, claims or damages now known or disclosed which may arise as a result of any act or omission as described above.

c.
Notwithstanding the foregoing, to the extent any Indemnifiable Claims (as defined in Section 1.d of the Indemnification Agreement) arises under that certain Indemnification Agreement you entered into on June 9, 2016 (the “Indemnification Agreement”), the Indemnification Agreement shall govern, including but not limited to as set forth in Section 15 of the Indemnification Agreement.

6.	You acknowledge that no representations have been made to you by the Company (other than in this Agreement) about the benefits that the Company might or might not offer in the future.

7.
You agree that by the termination of your employment, or as soon thereafter as possible, you will return to the Company all Releasees’ credit cards, files, memoranda, documents, records and copies of the foregoing, keys, all storage media containing Releasees’ information and any other property of the Releasees in your possession. You represent and warrant that as of the termination of your employment, or as soon thereafter as possible, you will have deleted all files, memoranda, documents and/or records containing Releasees’ information from any computer or storage device which you have utilized which is not located on Company premises. The Company acknowledges and agrees that you may retain any documents in your possession concerning employee benefits and/or compensation. You further agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Releasees which is confidential or proprietary and (i) which has not been disclosed publicly by the Releasees, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. You further understand and acknowledge that (x) you continue to be bound by the Shutterstock Inc. Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement executed by you on or about April 26, 2016 (the “Non-Disclosure Agreement”) and (y) Exhibit A attached hereto sets forth a list of entities that are “competitors” of the Company for purposes of your obligations under the section of the Non-Disclosure Agreement entitled “Post-Employment Noncompetition Agreement.” For purposes of clarity, Exhibit A attached hereto is intended to be illustrative and not exhaustive, and the Company retains the right to determine, in its sole discretion, whether any new employer of yours is deemed a “competitor” for purposes of the Non-Disclosure Agreement.

8.
In addition to the non-solicitation obligations set forth in Section 10 of the Non-Disclosure Agreement, for a period of one (1) year following the Effective Termination Date hereof, you shall not, without the prior written consent of the Company’s Chief People Officer, or similarly designated senior member of the People Department: (a) directly or indirectly solicit or employ (or encourage any company or business organization in which you are an officer, manager, employee, partner, director, consultant or member, to solicit or employ) or (b) refer to any

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employee search firms, any person who was employed by the Releasees on the Effective Termination Date.

9.
Nothing in this Agreement shall prohibit or restrict you (or your attorney) without prior notice to Releasees from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or making protected disclosures to, or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit or affect your ability to respond to a subpoena or to enforce this Agreement.

10.
The parties agree not to disclose the terms and, contents of this Agreement, the claims that have been or could have been raised against Releasees, or the facts and circumstances underlying this Agreement, except you may make such disclosures: (a) to your immediate family, financial and/or tax advisors, or taxing authorities, so long as such person or entity agrees to be bound by the confidential nature of this Agreement; (b) to your legal counsel; (c) pursuant to the order of a court; (d) while engaging in the activities referenced in Section 10 of this Agreement; and/or (e) for purposes of securing enforcement of the terms and conditions of this Agreement, should that ever be necessary.

11.

a.
You will not disparage Releasees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Releasees, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Section 10 of this Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.

b.
Shutterstock agrees that its Executive Officers shall not disparage, or induce or encourage others to disparage, you at any time; and that Shutterstock shall use commercially reasonable efforts to prevent other employees from disparaging, or inducing or encouraging others to disparage, you at any time.

12.
The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all

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payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Section 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

13.
The parties agree that this Agreement shall not constitute or operate as an acknowledgment or admission of any kind by Shutterstock that it has violated any federal, state, local or municipal statute, regulation or common law, or breached any other legal obligation or duty it has or ever had to you.

14.
You agree to cooperate fully in any investigation the Releasees undertake into matters occurring during your employment with the Company. Additionally, you agree that when requested by the Releasees or third parties with the Releasees’ consent (“Designated Third Parties”), you will promptly and fully respond to all inquiries from the Releasees, Designated Third Parties and its/their representatives concerning matters relating to the Releasees including but not limited to any claims or lawsuits by or against the Releasees or any third parties. Furthermore, you agree to testify in matters related to the Releasees when requested by the Releasees or Designated Third Parties and, for all matters which are not adverse to you, the Company shall reimburse your reasonable preapproved expenses incident to such cooperation and provide counsel at the Company’s sole expense on your behalf. In the event that you would prefer to have your own counsel, you may do so at your own cost and expense.

15.
By executing this Agreement, you affirm that you are competent and understand and accept the nature, terms and scope of this Agreement as fully resolving all differences and disputes between you and the Releasees. Moreover, you acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor (at your own expense), and have done so to the extent that you deem appropriate.

16.
Except for the Non-Disclosure Agreement, which shall remain in full force and effect, this is the entire Agreement between you and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no promises or representations to you other than those in this Agreement. It is not necessary that the Company sign this Agreement for it to become binding upon you. To the extent there is any conflict or inconsistency between any term of this Agreement and the Non-Disclosure Agreement, the term which provides the greater benefit or protection to Releasees shall control.

17.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. The parties agree to the exclusive jurisdiction and venue of the Supreme Court of the State of New York for New York County and/

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or the United States District Court for the Southern District of New York for the resolution of all disputes arising under this Agreement. Finally, to the extent permissible under applicable law, you hereby agree to waive your right to a jury trial in connection with any claim you may have against the Releasees.

18.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as signed originals.

19.
YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER OR NOT YOU DO SO IS YOUR DECISION.

20.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

If the terms of this Agreement are acceptable to you, please sign both original copies and return them to Shutterstock Inc., General Counsel, 350 Fifth Avenue, 21st Floor, New York, NY 10118 for countersignature. Once we have countersigned the Agreement we will send you a fully executed copy.

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You must sign and return this Agreement to Shutterstock Inc., General Counsel, 350 Fifth Avenue, 21st Floor, New York, NY 10118 no sooner than the date your employment ends and no later than the close of business on the twenty-first (21st) day following the date your employment ends or irrevocably lose the right to receive the consideration detailed herein. You received the Agreement on March 6, 2017.

Sincerely,

Shutterstock, Inc.

By: /s/ Steven Berns            03/27/17
Steven Berns             Date

Read, Agreed to and Accepted:

/s/ Matthew Jagoda             03/27/17
Matthew Jagoda        Date

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EXHIBIT A
Illustrative List of Company Competitors

(see attached)

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